EXHIBIT 99(f)




                            EXCHANGE AGREEMENT

                                   dated

                             October 31, 1997

                                   among

                         GENERAL ELECTRIC COMPANY,

                           GE INVESTMENTS, INC.,

                       GE GOVERNMENT SERVICES, INC.,

                      CLIENT BUSINESS SERVICES, INC.,

                        LOCKHEED MARTIN CORPORATION

                                    and

                               LMT SUB INC.


                               TABLE OF CONTENTS
                               -----------------

                                                                      Page
                                                                      ----
                                 ARTICLE 1
                                Definitions

 Section 1.01.  Definitions.............................................2

                                 ARTICLE 2
                          Transactions at Closing

 Section 2.01.  Contemplated Transactions...............................3
 Section 2.02.  Exchange................................................4
 Section 2.03.  Closing.................................................4

                                 ARTICLE 3
                   Representations and Warranties of LM

 Section 3.01.  Representations and Warranties of LM....................5

                                 ARTICLE 4
                   Representations and Warranties of GE

 Section 4.01.  Representations and Warranties of GE....................5

                                 ARTICLE 5
                              Covenants of LM

 Section 5.01.  Conduct of the Businesses Until the Closing.............5
 Section 5.02.  Access to Information...................................6
 Section 5.03.  Notices of Certain Events...............................7
 Section 5.04.  Access After Closing....................................8
 Section 5.05.  Retention of Assets.....................................8
 Section 5.06.  Tax Qualification.......................................8
 Section 5.07.  Customer Introductions..................................9
 Section 5.08.  LM Board Resolution.....................................9
 Section 5.09.  Company Preferred Stock.................................9
 Section 5.10.  Certain Information.....................................9

                                 ARTICLE 6
                       Covenants of the GE Entities

 Section 6.01.  Confidentiality........................................10
 Section 6.02.  Access after Closing...................................10
 Section 6.03.  Tax Qualification......................................10
 Section 6.04.  Company Compliance.....................................11
 Section 6.05.  Conversion.............................................11

                                 ARTICLE 7
                         Covenants of the Parties

 Section 7.01.  Further Assurances.....................................11
 Section 7.02.  Certain Filings and Consents...........................12
 Section 7.03.  Public Announcements...................................12
 Section 7.04.  Trademarks; Trade Names................................13
 Section 7.05.  HSR Act................................................13
 Section 7.06.   LM Preferred Stock....................................13
 Section 7.07.  Agreement of Fair Market Value.........................14
 Section 7.08.  Inventory Audit........................................14

                                 ARTICLE 8
                           Conditions to Closing

 Section 8.01.  Conditions to the Obligations of Each Party............14
 Section 8.02.  Conditions to Obligations of the GE Entities...........15
 Section 8.03.  Conditions to Obligations of LM........................16

                                 ARTICLE 9
                         Survival; Indemnification

 Section 9.01.  Survival...............................................17
 Section 9.02.  Indemnification........................................17
 Section 9.03.  Indemnification of GE Entities by LM for
                Certain Assumed Liabilities............................20
 Section 9.04.  Procedures for Third Party Claims......................21
 Section 9.05.  Procedures for Direct Claims...........................24
 Section 9.06.  Indemnification of GE Entities by LM for
                Certain Product Matters................................25

                                ARTICLE 10
                                Termination

 Section 10.01.  Grounds for Termination...............................26
 Section 10.02.  Effect of Termination.................................27
 Section 10.03.  Force Majeure.........................................28
 Section 10.04.  Opportunity to Provide Reasonable Cure................28

                                ARTICLE 11
                               Miscellaneous

 Section 11.01.  Notices...............................................29
 Section 11.02.  Amendments; No Waivers................................30
 Section 11.03.  Expenses..............................................30
 Section 11.04.  Successors and Assigns................................31
 Section 11.05.  Governing Law.........................................31
 Section 11.06.  Counterparts; Effectiveness...........................31
 Section 11.07.  Entire Agreement......................................31
 Section 11.08.  Jurisdiction..........................................32
 Section 11.09.  Captions..............................................32


                                 EXHIBITS

Exhibit I    -- Representations and Warranties of LM
Exhibit II   -- Representations and Warranties of GE


                                ATTACHMENT

Attachment A -- Balance Sheets


                       EXCHANGE DISCLOSURE SCHEDULE

Section 2.02 -- Securities to be Exchanged
Section 7.04 -- Trademarks; Trade Names

Section I.03 -- Government Authorization
Section I.04 -- Noncontravention
Section I.05 -- Ownership of Company Common Stock, Company
                  Preferred Stock and the Equity Securities
Section I.06 -- Consents
Section I.08 -- Absence of Certain Changes
Section I.09 -- No Undisclosed Material Liabilities
Section I.10 -- Litigation; Contract-Related Matters
Section I.11 -- Compliance with Laws


                              EXCHANGE AGREEMENT

               This Agreement is made this 31st day of October, 1997, among General Electric Company, a New York corporation ("GE"), GE Investments, Inc., a Nevada corporation ("GEII"), GE Government Services, Inc., a Delaware corporation ("GEGS"), Client Business Services, Inc., a Delaware corporation ("CBSI" and together with GE, GEII and GEGS, the "GE Entities"), Lockheed Martin Corporation, a Maryland corporation ("LM"), and LMT Sub Inc., a Delaware corporation and a wholly-owned subsidiary of LM (the "Company"), with reference to the following background.

            A. LM, among other things, directly and through the Transferor Subsidiaries, conducts the Thrust Reverser Business and the Access Graphics Business (each, a "Business" and collectively, the "Businesses").

            B. Simultaneously with the execution of this Agreement, LM and the Company are entering into a Contribution and Assumption Agreement dated October 31, 1997 (the "Contribution Agreement") pursuant to which LM will, or will cause the Transferor Subsidiaries to, contribute all of the assets used or held for use primarily in the conduct of the Businesses (other than the Excluded Assets), the Equity Securities and an amount in cash to the Company, and the Company will assume certain liabilities associated with the Businesses.

            C. Upon the terms and subject to the conditions of this Agreement, following consummation of the Contribution and Assumption as contemplated by the Contribution Agreement, LM desires to exchange with the GE Entities, and the GE Entities desire to exchange with LM, all of the issued and outstanding capital stock of the Company for all of the LM Preferred Stock (or LM Common Stock into which such LM Preferred Stock may have been converted or a combination of such Preferred Stock and Common Stock) owned by the GE Entities.

               NOW, THEREFORE, the parties hereto agree as follows:


                                 ARTICLE 1
                                Definitions

               Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

               "Exchange Disclosure Schedule" means the Disclosure Schedule relating to this Agreement and attached hereto.

               "Globalstar" means Globalstar Telecommunications Limited, a Bermuda corporation.

               "Standstill Agreement" means the Standstill Agreement dated April 2, 1993 between Parent Corporation, a Maryland corporation, and GE, as amended.

               (b) Each of the following terms is defined in the Section set forth opposite such term:

        Term                                  Section
        ----                                  -------
        Access Graphics Balance Sheet          I.07(a)
        Balance Sheets                         I.07(a)
        Business                              preamble
        Businesses                            preamble
        Cash Contribution                       2.01(a)
        CBSI                                  preamble
        Closing                                 2.03
        Company                               preamble
        Contribution Agreement                preamble
        Contribution and Assumption             2.01(a)
        Divestiture Value                       7.05
        End Date                               10.01(b)
        Excess Amount                           9.03(a)
        Exchange                                2.02
        force majeure                          10.03
        frustrated party                       10.03
        GE                                    preamble
        GE Entities                           preamble
        GEGS                                  preamble
        GEII                                  preamble
        Indemnified Parties                     9.04(a)
        Indemnifying Parties                    9.04(a)
        LM                                    preamble
        LM Trademarks and Trade Names           7.04
        Product Matter                          9.06(b)
        Product Matter Excess Amount            9.06(a)
        Product Matter Indemnity Notice         9.06(c)
        Required Consents                       I.06
        Surviving Representation or Covenant    9.01
        Third Party Claims                      9.04(a)
        Third Party Referee                     9.04(b)
        Thrust Reverser Balance Sheet           I.07(a)

               (c) Capitalized or other terms used and not defined in this Agreement shall have the meanings specified in the Contribution Agreement (including all Exhibits to the Contribution Agreement).


                                 ARTICLE 2
                          Transactions at Closing

               Section 2.01. Contemplated Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the parties agree as follows:

               (a) Prior to the Closing, in accordance with the terms of the Contribution Agreement, (i) LM will, or will cause the Transferor Subsidiaries to, (A) transfer, assign and deliver to the Company all of the right, title and interest of LM and the Transferor Subsidiaries in, to and under the Transferred Assets, and the Company will assume and pay, perform and discharge promptly and in full when due all of the Assumed Liabilities (together with the Cash Contribution, the "Contribution and Assumption"), and (B) contribute an amount in cash (the "Cash Contribution") equal to the LM Cash Contribution Amount to the Company and (ii) pursuant to the Intellectual Property License, LM will, or will cause the Transferor Subsidiaries or their Affiliates to, grant to the Company (with the right of the Company to extend such license to its Affiliates for so long as they remain Affiliates), effective as of the Closing Date, a fully paid-up, worldwide, non-exclusive license in respect of all Intellectual Property Rights owned by LM, any Transferor Subsidiary or any of their Affiliates (other than the LM Trademarks and Tradenames) that are available to, and used or currently planned for use by, the Businesses (but not constituting Transferred Assets) on or prior to the Closing Date, to continue such use or currently planned use in the Businesses with respect to substantially similar products, services or activities of the Businesses.

               (b) LM will cause the Company to have as of the Closing such number of issued and outstanding shares of Company Preferred Stock, and in such denominations, as directed by GE not less than two Business Days prior to the Closing Date; provided, that such number shall be equal to or less than 5,000,000.

               (c) On the Closing Date, in accordance with the terms of this Agreement, LM will exchange all of the issued and outstanding Company Capital Stock with the GE Entities for the 20,000,000 shares of the LM Preferred Stock (or LM Common Stock into which such LM Preferred Stock has been converted or a combination of such Preferred Stock and Common Stock) owned in aggregate by the GE Entities.

               Section 2.02. Exchange. Upon the terms and subject to the conditions of this Agreement, LM agrees to exchange with each of the GE Entities, and each of the GE Entities agrees to exchange with LM, the securities set forth opposite such GE Entity's name in Section 2.02 of the Exchange Disclosure Schedule (the "Exchange").

               Section 2.03. Closing. The closing of the Exchange (the "Closing") shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than three Business Days, after satisfaction or waiver of the conditions set forth in Article 8, or at such other time or place as GE and LM may agree. The parties agree that at the Closing:

               (a) The GE Entities shall deliver to LM certificates for the shares of LM Preferred Stock or LM Common Stock to be delivered by the GE Entities under this Agreement, free and clear of all Liens, preemptive or similar rights or any other limitation or restriction (other than the Standstill Agreement), duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

               (b) LM shall deliver to each of the GE Entities certificates for the number of shares of the Company Common Stock or the Company Preferred Stock, as the case may be, set forth opposite such GE Entity's name in Section 2.02 of the Exchange Disclosure Schedule, free and clear of all Liens, preemptive or similar rights or any other limitation or restriction, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

               (c) LM or the applicable Subsidiary of LM and the Company shall enter into (i) the Intellectual Property License, (ii) the Transitional Services Agreement, (iii) the Technical Consulting Agreement,
(iv) the Baltimore Facility Lease and (v) the Tax Assurance Agreement, in each case, having terms and conditions consistent with those referred to in the Contribution Agreement and such other terms and conditions as otherwise may have been mutually agreed by LM, the Company and GE.

               (d) The Standstill Agreement shall be terminated, and without any further action being required by any party thereto, shall be of no further force or effect.

               (e) LM shall deliver to GE the resignations, effective as of the Closing, of all of the directors and officers of the Company.


                                 ARTICLE 3
                   Representations and Warranties of LM

               Section 3.01. Representations and Warranties of LM. LM represents and warrants to each of the GE Entities as set forth in Exhibit I.


                                 ARTICLE 4
                   Representations and Warranties of GE

               Section 4.01. Representations and Warranties of GE. GE, on behalf of itself and the other GE Entities, represents and warrants to LM as set forth in Exhibit II.


                                 ARTICLE 5
                              Covenants of LM

               Section 5.01.  Conduct of the Businesses Until the Closing.
(a) From the date of this Agreement until the Closing, LM hereby agrees not to, and to cause each Transferor Subsidiary not to, take any actions with respect to the Company or any of the Businesses other than actions expressly permitted by this Agreement or the Contribution Agreement (including, without limitation, Section 4.01 of the Contribution Agreement).

               (b) LM hereby agrees to cause the Company not to take any actions other than actions necessary or appropriate in furtherance of the Contemplated Transactions. Notwithstanding anything in this Section 5.01 to the contrary, LM agrees that prior to the Closing no consent of or waiver or other affirmative action to be taken by the Company under the Contribution Agreement shall be valid and effective without the express prior approval of GE, provided, that to the extent any such consent of or waiver or other affirmative action by the Company under the Contribution Agreement is subject to a reasonableness standard, the prior approval of GE under this Section 5.01(b) shall be subject to the same reasonableness standard.

               Section 5.02. Access to Information. Except as may be deemed appropriate to ensure compliance with any Applicable Laws (including, without limitation, any requirements with respect to security clearances) and subject to any applicable privileges (including, without limitation, the attorney-client privilege), from the date of this Agreement until the Closing Date, LM will, and will cause each Subsidiary of LM to:

               (a) give GE and its Representatives reasonable access to the offices, properties, books and records of LM and such Subsidiary relating to the Company, the Businesses, the Transferred Assets or the Assumed Liabilities during normal business hours and upon reasonable prior notice;

               (b) furnish to GE and its Representatives such financial and operating data and other information relating to the Company and the Businesses, as GE may reasonably request;

               (c) instruct its employees and Representatives to cooperate with GE in its investigation of the Company, the Businesses, the Transferred Assets and the Assumed Liabilities (including, in each case, any investigation of the accuracy and completeness of the representations made in the Officers' Certificates referred to in Section 8.02(d)(i) and of other matters reasonably related to the Tax consequences of the Contemplated Transactions); and

               (d) assist GE and its Representatives in conducting an investigation of the materials and designs utilized for or the workmanship related to any product or spare part (other than a CF6 Product or a Nacelle Major Component) manufactured, assembled, sold, distributed, overhauled, repaired or retrofitted by the Thrust Reverser Business.

               Without limiting the generality of the foregoing, subject to the limitations set forth in the first sentence of this Section 5.02, (i) LM shall use its best efforts (which best efforts undertaking, if requested by the Company, shall continue after the Closing Date) to enable GE and its Representatives to conduct at GE's own expense business and financial reviews, investigations, and studies as to the integration of the Business and the GE businesses, including any Tax, operating or other efficiencies which may be achieved through the segregation or consolidation of various components of such businesses and (ii) subject to the limitations set forth in the first sentence of this Section 5.02, from the date of this Agreement to the Closing Date, LM shall give GE and its Representatives access to information relating to the Businesses of the type, and with the same level of detail, as in the ordinary course of business is made available to the general managers of the Businesses. Notwithstanding the foregoing, GE will not have access to personnel records of LM or any Subsidiary of LM relating to individual performance or evaluation records, medical histories or other information which in LM's good faith opinion is sensitive or the disclosure of which could subject LM or any of the Transferor Subsidiaries to risk of liability.

               Section 5.03. Notices of Certain Events. As promptly as practicable after the date of this Agreement, but in no event later than ten days after the date of this Agreement, LM shall in writing notify the individuals listed in Section I.01 of the Contribution Disclosure Schedule of LM's obligations under this Section 5.03 and request that such Persons promptly notify John E. Montague of any of the matters referred to in this
Section 5.03. LM shall, to the extent that any of Messrs. Coffman, Bennett, Menaker or Montague has knowledge or becomes or is made aware of any of the following matters, promptly notify the GE Entities of, and provide copies of relevant materials associated with, any such matters:

               (a) any changes or events which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on the Company or the Businesses or to result in a material decrease in the fair market value of the Businesses;

               (b) any notice or other communication from any Person alleging that the consent of such Person (which consent is material) is or may be required in connection with the Contemplated Transactions;

               (c) any notice or other communication that is material in connection with the Contemplated Transactions from any Governmental Authority; and

               (d) any actions, suits, claims, investigations or proceedings commenced, or to the best of the knowledge of LM, threatened, against, relating to or involving or otherwise affecting the Company, the Businesses or the Transferred Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Exhibit I.10 or that relates to the consummation of the Contemplated Transactions.

               Section 5.04. Access After Closing. On and after the Closing Date, except as may be deemed appropriate to ensure compliance with any Applicable Laws (including, without limitation any requirements with respect to security clearance), and subject to any applicable privileges (including, without limitation, the attorney-client privilege), LM will afford (and will cause its Subsidiaries to afford) to GE and its Representatives reasonable access to the books and records of LM and its Subsidiaries relating to any of the Businesses or the Equity Securities (including, without limitation, LM's or any Subsidiary's employees and auditors with knowledge of any of the Businesses or the Equity Securities) during normal business hours and upon reasonable prior notice to permit GE to determine any matter relating to its rights and obligations under any Transaction Document or otherwise reasonably required by GE.

               Section 5.05. Retention of Assets. From and after the date of this Agreement, LM shall ensure that no assets of the Businesses are distributed or otherwise transferred (by dividend, intercompany or intracompany loan or otherwise, other than by intercompany or intracompany loan that is consistent with past cash management practices) to LM or any Affiliate of LM (other than in the ordinary course consistent with past practices for payments to or allocated to LM or any Affiliate of LM relating to (i) materials or services used in the Businesses, (ii) costs advanced to or on behalf of the Businesses or (iii) allocations of corporate overhead costs). For purposes of the foregoing, LM shall treat each Business as if it were a separate, incorporated Subsidiary of LM. To the extent that, from and after the day after the Balance Sheet Date but prior to the Closing Date, more than a de minimis amount of assets (including, without limitation, cash) of any Business has been so distributed or otherwise transferred (by dividend or otherwise) to LM or any Affiliate of LM, LM shall, and shall cause any such Affiliate of LM to, prior to the Contribution Closing, cause such assets (or an equivalent amount in cash) to be contributed or otherwise transferred to such Business. Any intercompany or intracompany loans made from and after the date of this Agreement to or from any of the Businesses consistent with past cash management practices shall be repaid at or prior to the Closing.

               Section 5.06. Tax Qualification. From and after the date of this Agreement, LM shall, and shall cause each of its Affiliates to, use its best efforts to avoid any action or omission that may reasonably be expected to prevent the Contribution and Assumption and Exchange from qualifying as a reorganization described in Section 368(a)(1)(D) of the Code and a distribution described in Section 355(a) of the Code to which Sections 355(d) and (e) of the Code do not apply. For purposes of Section 9.02(b), an action or omission will be considered a knowing breach of
Section 5.06 only if LM actually knows that such action or omission may reasonably be expected to prevent the Contribution and Assumption and Exchange from qualifying as a reorganization described in Section 368(a)(1)(D) of the Code and a distribution described in Section 355(a) of the Code. For purposes of Section 9.02(b), an action or omission will be considered an intentional breach of Section 5.06 only if LM intends that such action or omission will prevent the Contribution and Assumption and Exchange from qualifying as a reorganization described in Section 368(a)(1)(D) of the Code and a distribution described in Section 355(a) of the Code.

               Section 5.07. Customer Introductions. LM shall, and shall cause each Transferor Subsidiary to, upon the request of GE at any time from the date of this Agreement until the Closing Date, to the extent reasonably practicable, introduce GE, or arrange for a personal introduction of the Representatives of GE, to customers and significant vendors to the Businesses for the purpose of ensuring good customer and vendor relationships following the Closing.

               Section 5.08. LM Board Resolution. LM shall not take any action to alter or repeal the resolution of LM's Board of Directors currently in effect exempting any business combination with GE or LM or any of their Affiliates from the provisions of Section 3-602 of the Maryland General Corporation Law if such action would make such Section 3-602 applicable to the Contemplated Transactions.

               Section 5.09. Company Preferred Stock. As soon as practicable after the date of this Agreement, but in any event not later than 10 Business Days prior to the Closing Date, LM shall cause the Company to amend its charter to provide for not less than 5,000,000 shares of blank check preferred stock.

               Section 5.10. Certain Information. (a) From and after the date of this Agreement, subject to Section 5.02, LM and its Affiliates shall make reasonably available to GE and its Representatives such actuarial, financial, personnel and related information as may be requested by GE or such Representative with respect to any Employee Plan, Benefit Arrangement or Transferred Employee, including, but not limited to, benefit records, compensation and employment histories, policies, interpretations and other records relating to Employee Plans and Benefit Arrangements.

               (b) The parties acknowledge that, pursuant to Exhibits III and IV of the Contribution Agreement, LM has represented or covenanted that certain documents and information either have been provided or will be delivered, furnished or made reasonably available or identified to the Company. LM hereby agrees that any such documents or information have been provided or will be delivered, furnished or made reasonably available or identified to GE on the same basis and at the same time.


                                 ARTICLE 6
                       Covenants of the GE Entities

               Section 6.01. Confidentiality. Each of the GE Entities agrees that all information provided to such GE Entity or any of its Representatives as contemplated by this Agreement will be treated as if provided under the Confidentiality Agreement (whether or not the Confidentiality Agreement is in effect); provided, that the GE Entities' obligation to keep confidential information relating to the Company, the Businesses, the Transferred Assets and the Assumed Liabilities hereunder and under the Confidentiality Agreement shall terminate as of the Closing. Notwithstanding the foregoing, no provision of this Section 6.01 shall relieve any of the GE Entities from its obligations under Section 7.03.

               Section 6.02. Access after Closing. Except as may be deemed appropriate to ensure compliance with any Applicable Laws (including, without limitation, any requirements with respect to security clearances), on and after the Closing Date and subject to any applicable privileges (including, without limitation, the attorney-client privilege), the GE Entities will cause the Company to provide LM and its Representatives reasonable access to the books and records of the Company relating to any of the Businesses (including, without limitation, the Company's employees and auditors with knowledge of any of the Businesses) during normal business hours and upon reasonable prior notice to permit LM to determine any matter relating to its rights and obligations under any Transaction Document or Contracts or to permit LM to prepare and file any and all tax reports or returns required to be filed by LM or any of its Affiliates or otherwise reasonably required by LM. LM agrees that all information provided to LM and its Representatives pursuant to this Section
6.02 will be treated in accordance with Section 4.02 of the Contribution Agreement.

               Section 6.03. Tax Qualification. From and after the date of this Agreement, GE shall, and shall cause each of its Affiliates to, use its best efforts to avoid any action or omission that may reasonably be expected to prevent the Contribution and Assumption and Exchange from qualifying as a reorganization described in Section 368(a)(1)(D) of the Code and a distribution described in Section 355(a) of the Code to which Sections 355(d) and (e) do not apply. For purposes of Section 9.02(d), an action or omission will be considered a knowing breach of Section 6.03 only if GE actually knows that such action or omission may reasonably be expected to prevent the Contribution and Assumption and Exchange from qualifying as a reorganization described in Section 368(a)(1)(D) of the Code and a distribution described in Section 355(a) of the Code. For purposes of Section 9.02(d), an action or omission will be considered an intentional breach of Section 6.03 only if GE intends that such action or omission will prevent the Contribution and Assumption and Exchange from qualifying as a reorganization described in Section 368(a)(1)(D) of the Code and a distribution described in Section 355(a) of the Code.

               Section 6.04. Company Compliance. From and after the Closing, GE will cause the Company to perform all of its obligations under the Contribution Agreement, and GE and its Affiliates will use best efforts to take all actions consistent with or avoid all actions inconsistent with this undertaking.

               Section 6.05. Conversion. Each of the GE Entities agrees that, prior to November 28, 1997, it shall not deliver a conversion notice pursuant to Section 4 of the charter provisions of the LM Preferred Stock. In the event that on or after November 28, 1997 the GE Entities deliver such a conversion notice, LM shall use best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to permit the conversion of the LM Preferred Stock into LM Common Stock as expeditiously as possible.


                                 ARTICLE 7
                         Covenants of the Parties

               Section 7.01. Further Assurances. Subject to the terms and conditions of this Agreement and the Contribution Agreement, each party shall use best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the Contemplated Transactions as expeditiously as possible. Subject to the terms and conditions of this Agreement and the Contribution Agreement, each party shall execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and to take, or cause to be taken, such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Contemplated Transactions. LM will use best efforts to extinguish, or cause to be extinguished, all liens on real property constituting part of the Transferred Assets. To the extent reasonably requested by LM, GE will use best efforts to assist LM in connection with LM's obligations under Section 4.08 of the Contribution Agreement.

               Section 7.02. Certain Filings and Consents. The parties shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in either case, in connection with consummation of the Contemplated Transactions and (b) subject to the terms and conditions of this Agreement and the Contribution Agreement, in taking such actions or making any such filings, furnishing information required in connection with taking such actions or making such filings and seeking timely to obtain any such actions, consents, approvals or waivers.

               Section 7.03. Public Announcements. The public disclosure to be made by any of the parties accompanying the announcement of the Contemplated Transactions, including, among other things, the initial press release to be issued with respect to the Contemplated Transactions, the description of the Contemplated Transactions for purposes of the notification and report form to be filed pursuant to the HSR Act, the description of the Contemplated Transactions for purposes of any filings to be made with the Securities and Exchange Commission (including, without limitation, an amendment to GE's Schedule 13D relating to the LM Common Stock, a Form 8-K relating to the Contemplated Transactions to be filed by LM, together with the initial press release, and the initial joint proxy statement and registration statement on Form S-4 to be filed by LM in connection with its acquisition of Northrop Grumman) and certain public statements to be made regarding the Contemplated Transactions, will be made only as agreed by LM and GE, except as required by Applicable Law. Each of GE and LM agrees that, except as required by Applicable Law, neither it nor any of its Affiliates will issue any other press release or make any public statement with respect to the Transaction Documents or the Contemplated Transactions without the prior consent of the other, which consent will not be unreasonably withheld or delayed, except that no such consent shall be required to the extent that such press release or public statement is consistent with the public disclosure heretofore agreed. To the extent that LM receives comments relating to the Contemplated Transactions from the Securities and Exchange Commission on its joint proxy statement and registration statement on Form S-4 to be filed by LM in connection with its acquisition of Northrop Grumman, GE agrees to respond to any written request from LM for GE's consent to additional or modified disclosure to be made concerning the Contemplated Transactions within one Business Day following GE's receipt of LM's written request, which shall include a copy of the relevant comments and the proposed disclosure. Notwithstanding the foregoing, no provision of this Section 7.03 shall relieve any party from its obligations under Section 4.02 of the Contribution Agreement or Section
6.01 of this Agreement, as the case may be.

               Section 7.04. Trademarks; Trade Names. From and after the Closing, the Company shall have the right, royalty-free, to sell inventory and to use packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials bearing any of the marks or names set forth in Section 7.04 of the Exchange Disclosure Schedule (collectively or individually as the context requires, the "LM Trademarks and Trade Names") to the extent bearing any such mark or name as of the Closing Date. The Company shall comply with Applicable Laws in any use of packaging or labeling containing the LM Trademarks and Trade Names.

               Section 7.05. HSR Act. Subject to the following sentence, the parties shall take all reasonable actions necessary or appropriate to cause the prompt expiration or termination of any applicable waiting period under the HSR Act in respect of the Contemplated Transactions, including, without limitation, complying as promptly as practicable with any requests for additional information. Without limiting the generality of the foregoing, if it is necessary in order to terminate the waiting period under the HSR Act or otherwise to permit the Closing to take place, GE agrees to divest assets, to hold assets separate pending such divestiture, or to enter into a consent decree requiring it to divest assets, and to take such further action in connection therewith as may be necessary to enable the Closing to take place on or prior to December 31, 1997; provided, that GE shall not be required to take any action pursuant to this
Section 7.05 if the taking of such action would have a Material Adverse Effect on GE and the Businesses taken as a whole. In the event that GE divests any Transferred Assets pursuant to this Section 7.05, the difference (whether positive or negative) between the net (after taxes and expenses) proceeds from such divestiture and the Divestiture Value of the asset so divested shall be divided equally by GE and LM. For purposes of this Section 7.05, the "Divestiture Value" of an asset shall be equal to the product of (i) 20.0, in the case of assets of the Access Graphics Business, and 14.0, in the case of assets of the Thrust Reversers Business, and (ii) the average of the projected annual net earnings of the assets divested (determined in the reasonable good faith judgment of GE and LM) for the 1998, 1999 and 2000 fiscal years.

               Section 7.06. LM Preferred Stock. Notwithstanding anything in the charter provisions of the LM Preferred Stock to the contrary, LM and the GE Entities agree that, until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Section 10.01, (x) as of the date of this Agreement, the 20,000,000 shares of LM Preferred Stock owned in aggregate by the GE Entities are convertible into 29,123,284 shares of LM Common Stock and (y) there shall be no further adjustment to the conversion price of the LM Preferred Stock in the case of any of the following: (A) LM shall issue shares of LM Common Stock or rights or warrants or other securities convertible or exchangeable or exercisable for shares of LM Common Stock in the ordinary course of business to any employee of LM or any of its Subsidiaries pursuant to either the exercise of stock options granted with the approval of LM's Board of Directors or a restricted stock, stock option or other stock incentive plan approved by LM's Board of Directors; and (B) at any time LM or any Subsidiary thereof shall repurchase in open market transactions any shares of LM Common Stock in the ordinary course of business with the approval of LM's Board of Directors.

               Section 7.07. Agreement of Fair Market Value. LM and the GE Entities agree that the aggregate fair market value of the Businesses is not less than $771,300,000 (before giving effect to the adjustments contemplated by Section 2.06 of the Contribution Agreement).

               Section 7.08. Inventory Audit. The parties hereby agree that LM shall conduct an inventory audit, as of October 31, 1997, of the Access Graphics Business. GE and its Representatives shall have the opportunity to observe the inventory audit. Any adjustments resulting from the inventory audit shall be taken into account in connection with the preparation of the Access Graphics Closing Balance Sheet, but shall not be taken into account in respect of the Access Graphics Balance Sheet (June 30, 1997).


                                 ARTICLE 8
                           Conditions to Closing

               Section 8.01. Conditions to the Obligations of Each Party. The obligations of the parties to consummate the Closing are subject to the satisfaction (or waiver in writing by both LM and GE) of the following conditions:

               (a) Any applicable waiting period under the HSR Act relating to the Contemplated Transactions shall have expired or been terminated.

               (b) No provision of any Applicable Law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing, and no action or proceeding shall be pending before any court, arbitrator or Governmental Authority with respect to which counsel reasonably satisfactory to LM and GE shall have rendered a written opinion that there is a substantial likelihood of a determination that would prohibit the Closing.

               (c) All actions by or in respect of or filings with any U.S. Governmental Authority required to permit the consummation of the Closing shall have been obtained.

               Section 8.02. Conditions to the Obligations of the GE Entities. The obligations of the GE Entities to consummate the Closing are subject to the satisfaction (or waiver by GE) of the following further conditions:

               (a) (i) LM shall have performed in all material respects all of its material obligations under this Agreement and the Contribution Agreement required to be performed by it on or prior to the Closing Date,
(ii) the representations and warranties of LM contained in this Agreement and the Contribution Agreement shall be accurate in all respects at and as of the Closing Date, as if made at and as of such date, except for any inaccuracies which, individually or in the aggregate, have not had and may not reasonably be expected to have, a Material Adverse Effect on the Company or the Businesses and (iii) the GE Entities shall have received a certificate signed by an executive officer of LM to the foregoing effect.

               (b) The Contribution and Assumption shall have been consummated and the Intellectual Property License, the Transitional Services Agreement, the Technical Consulting Agreement, the Baltimore Facility Lease and the Tax Assurance Agreement shall have been entered into and delivered by LM and the Company, in each case in accordance with the terms of this Agreement or the Contribution Agreement, as the case may be.

               (c) LM shall have received the Required Consents referred to in Section 8.02(c) of the Exchange Disclosure Schedule in form and substance reasonably satisfactory to GE, and no such consent, authorization or approval shall have been revoked.

               (d) GE shall have received an opinion of its tax counsel, Cahill Gordon & Reindel, substantially identical in all material respects to the form of opinion provided to GE and LM on or prior to the date of this Agreement, dated the Closing Date, which opinion shall be based on appropriate representations of LM and GE that are in form and substance reasonably satisfactory to such counsel, as to the qualification of the Exchange under Section 355 of the Code; provided, that such condition shall not be applicable if (i) the Officers' Certificates delivered by LM at Closing for purposes of the tax opinion are substantially identical in all material respects to the form of Officers'Certificates delivered by LM on or prior to the date of this Agreement and the statements and representations contained therein are accurate and complete in all material respects, (ii) there has been no significant event (including, without limitation, any identification of significant undisclosed liabilities or inability to transfer significant assets of the Businesses) subsequent to the date of this Agreement resulting in or otherwise corresponding to a decrease in the aggregate fair market value of the Businesses to an amount that is less than $771,300,000; and (iii) GE shall have received an opinion of King & Spalding, tax counsel to LM, substantially identical in all material respects to the form of opinion of King & Spalding provided to GE on or prior to the date of this Agreement, which opinion shall be based on the Officers' Certificates referred to in clause (i) and the Officer's Certificate referred to in Section 8.03(b)(i) (and not on any other representations or assumptions). Clause (ii) of this Section 8.02(d) shall be deemed satisfied if the mid-point of the range of fair market values determined by an investment banking firm selected by LM and reasonably satisfactory to GE for the aggregate fair market value of the Businesses as of the Closing Date is not less than $771,300,000.

               Section 8.03. Conditions to Obligations of LM. The obligation of LM to consummate the Closing is subject to the satisfaction (or waiver by LM) of the following further conditions:

               (a) (i) The GE Entities shall have performed in all material respects all of their respective material obligations under this Agreement required to be performed by such entity on or prior to the Closing Date, (ii) the representations and warranties of GE contained in this Agreement shall be accurate at and as of the Closing Date, as if made at and as of such date, except for inaccuracies which, individually or in the aggregate, have not had and may not reasonably be expected to have, a Material Adverse Effect on GE or the GE Entities and (iii) LM shall have received a certificate signed by an executive officer of GE to the foregoing effect.

               (b) LM shall have received an opinion of its tax counsel, King & Spalding, substantially identical in all material respects to the form of opinion provided to LM and GE on or prior to the date of this Agreement, dated the Closing Date, which opinion shall be based on appropriate representations of LM and GE that are in form and substance reasonably satisfactory to such counsel, as to the qualification of the Exchange under Section 355 of the Code and the inapplicability of Sections 355(d) and (e) of the Code; provided, that such condition shall not be applicable if (i) the Officer's Certificate delivered by GE at Closing for purposes of the tax opinion is substantially identical in all material respects to the form of Officer's Certificate delivered by GE on or prior to the date of this Agreement and the statements and representations contained therein are accurate and complete in all material respects and
(ii) LM shall have received an opinion of Cahill Gordon & Reindel, tax counsel to GE, substantially identical in all material respects to the form of opinion of King & Spalding provided to LM on or prior to the date of this Agreement, which opinion shall be based on the Officer's Certificate referred to in clause (i) and the Officers' Certificates referred to in
Section 8.02(d)(i)  (and not on any other representations or assumptions).


                                 ARTICLE 9
                         Survival; Indemnification

               Section 9.01. Survival. None of the covenants, agreements, representations and warranties of the parties contained in this Agreement or the certificates to be delivered pursuant to Sections 8.02(a)(iii) and 8.03(a)(iii) shall survive the Closing except for those contained in Articles 2, 5 (other than Sections 5.01, 5.02, 5.03, 5.05 and 5.07), 6, 7
(other than Sections 7.02 and 7.05), 9 and 11, Sections I.01 (other than with respect to the qualification to do business in any state other than Maryland), I.02, I.03(a), I.04 (with respect to clauses (i) and (ii) thereof), I.05, I.14 (including the Officers' Certificates referred to in
Section 8.02(d)(i)), II.01 (other than with respect to the qualification to do business in any state other than New York), II.02, II.03, II.04 (with respect to clauses (i) and (ii) thereof), II.05 and II.08 (including the Officer's Certificate referred to in Section 8.03(b)(i)), and those covenants and agreements which, by their terms, are to have effect after the Closing Date (each, a "Surviving Representation or Covenant"). It is understood and agreed that, except as explicitly provided in this Agreement, after the Closing there shall be no liability or obligation under this Agreement in respect of a breach or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement or such certificates. It is further understood and agreed that none of the representations and warranties that have been made by any of the parties in any other Transaction Document shall survive the Closing, except to the extent the survival thereof is expressly provided for in any Transaction Document.

               Section 9.02. Indemnification. (a) Effective as of the Closing, except as provided in Section 9.02(b), LM hereby indemnifies the GE Entities and their Affiliates, and to the extent actually indemnified by the GE Entities or any such Affiliate from time to time, their respective Representatives, against and agrees to hold each of them harmless on an after-Tax basis from any and all Damages incurred or suffered by any of them arising out of or related in any way to:

                  (i) any misrepresentation or breach of any Surviving Representation or Covenant made or to be performed by LM or any Transferor Subsidiary pursuant to any of the Transaction Documents; or

                  (ii) any Excluded Liability (including, without limitation, LM's or any Transferor Subsidiary's failure to perform or in due course pay and discharge any Excluded Liability).

               (b) Except in the case of fraud, the aggregate liability of LM for Damages (determined without regard to Section 9.02(e)(ii)) resulting from misrepresentation or breach of warranty under Section 7.07 or I.14 (including the Officers' Certificates referred to in Section 8.02(d)(i)), breach of covenant under Section 5.06, or misrepresentation or breach of warranty or obligation to provide indemnification under the Tax Assurance Agreement will be limited as follows:

                  (i) if such misrepresentation or breach is knowing or intentional, LM will be liable to the extent of (A) 33 1/3% of the excess of such Damages (determined by applying Section 9.02(e)(ii)) over $250,000,000, plus (B) interest on the amount determined under clause (A) from March 15, 1998 at the rate designated from time to time under Section 6621(a)(2) of the Code, compounded on a daily basis;

                  (ii) if such misrepresentation or breach results from failure of due inquiry or due care (and is not described in clause 9.02(b)(i)(A) above), LM will be liable to the extent such Damages (determined by applying Section 9.02(e)(ii)) exceed $250,000,000, but only to the extent of the lesser of (A) 33 1/3% of such excess, and (B) $25,000,000; or

                  (iii) in all other cases, zero.

               (c)  Effective as of the Closing, except as provided in
Section 9.02(d), GE hereby indemnifies LM and its Affiliates, and to the extent actually indemnified by LM or any such Affiliate from time to time, their respective Representatives, against and agrees to hold each of them harmless on an after-Tax basis from any and all Damages incurred or suffered by any of them arising out of or related in any way to:

                  (i) any misrepresentation or breach of Surviving Representation or Covenant made or to be performed by any of the GE Entities pursuant to the Transaction Documents; or

                  (ii) subject to Sections 9.03 and 9.06, any Assumed Liability (including, without limitation, the Company's failure to perform or in due course pay and discharge any Assumed Liability);

provided, that GE's indemnification obligation under clause (ii) above shall not become effective unless LM shall have provided the Company with written notice of its breach in respect of an Assumed Liability and the Company shall not have cured such breach within 20 Business Days following receipt of such notice.

               (d) Except in the case of fraud, the aggregate liability of GE and the Company for Damages (determined without regard to Section 9.02(e)(ii)) resulting from misrepresentation or breach of warranty under
Section II.08 (including the Officer's Certificate referred to in Section 8.03(b)(i)), breach of covenant under Section 6.03, or misrepresentation or breach of warranty or obligation to provide indemnification under the Tax Assurance Agreement will be limited as follows:

                  (i) if such misrepresentation or breach is knowing or intentional, GE will be liable to the extent of (A) 33 1/3% of the excess of such Damages (determined by applying Section 9.02(e)(ii)) over $15,000,000, plus (B) interest on the amount determined under clause (A) from March 15, 1998 at the rate designated from time to time under Section 6621(a)(2) of the Code, compounded on a daily basis; or

                  (ii) if such misrepresentation or breach results from failure of due inquiry or due care (and is not described in clause 9.02(d)(i) above), GE will be liable to the extent such Damages (determined by applying Section 9.02(e)(ii)) exceed $15,000,000, but only to the extent of the lesser of (A) 33 1/3% of such excess, and (B) $1,500,000; or

                  (iii) in all other cases, zero.

               (e) (i) For purposes of Section 9.02(b) and 9.02(d), LM or GE (as the case may be) will be deemed to have conducted due inquiry with respect to the Officers' Certificates and Officer's Certificate referred to in Section 8.02(d)(i) and 8.03(b)(i), respectively, and other written information described in Section I.14 or II.08 if (A) each officer who executes one of such certificates has received affirmative verification of the accuracy and completeness of each material representation made in such certificate from, in the case of LM, officers or executives of LM (or of the relevant Business) responsible therefor, or, in the case of GE, an officer or an executive of GE responsible therefor, and (B) no facts have come to the attention of the officer or officers executing such certificate to create any material doubt that any such representation is accurate, complete, and consistent with such other written information.

                  (ii) For purposes of Section 9.02(b) and 9.02(d) (except as explicitly provided therein), the amount of any Damages will be determined without regard to any interest payable to any Tax authority.

               (f)  Any payment due from LM under this Section 9.02 or
Section 9.03 or 9.06 shall be made solely to the Company, except to the extent that GE determines, in its reasonable judgment, that payment to any Affiliate of the Company is necessary to carry out the intent of this
Section 9.02 or Section 9.03 or 9.06 and GE so notifies LM in writing, in which case payment shall be made to such Affiliate. Any payment due from LM under this Section 9.02 or Section 9.03 or 9.06 shall be made without duplication of any payment made by LM under Section 7.02, 7.03 or 7.06 of the Contribution Agreement in respect of the same claim.

               Section 9.03. Indemnification of GE Entities by LM for Certain Assumed Liabilities. (a) LM hereby indemnifies the GE Entities and their Affiliates and, to the extent actually indemnified by the GE Entities or any such Affiliate from time to time, each of their respective Representatives against and agrees to hold them harmless on an after-tax basis from:

                  (i) in the case of any Matter described in clause 7.03(b)(ii) of the Contribution Agreement, Actual Net Expenditures; and

                  (ii) in the case of any Matter described in clause 7.03(b)(i) of the Contribution Agreement, Actual Net Expenditures and Economic Harm (without duplication),

in each case only to the extent such Actual Net Expenditures were made by or such Economic Harm was actually realized by any of them before the tenth anniversary of the Closing Date; provided, that LM shall not have any obligation to indemnify with respect to any such Matter until the amount of such Actual Net Expenditures made or Actual Net Expenditures made and Economic Harm realized, as the case may be, exceeds $15,000,000 (each, an "Excess Amount"); and further, provided, that LM shall have received (A) notice from the Company specifying such Excess Amount and (B) evidence reasonably satisfactory to LM that any GE Entity has made such Actual Net Expenditures or suffered such Economic Harm. Promptly after receipt of such notice and evidence, LM shall pay any Excess Amount in cash or by wire transfer of immediately available funds to such account of such GE Entity as such GE Entity shall specify in a written notice. Any notice made pursuant to this Section 9.03(a) may not be delivered later than sixty days after the tenth anniversary of the Closing Date.

               (b) No Person shall be entitled to payment of any Excess Amount if, without LM's prior written consent, any GE Entity (i) other than in good faith, rejected a settlement proposal in respect of such Matter or failed to settle such Matter for an amount that would have resulted in Actual Net Expenditures of less than $15,000,000 in respect of such Matter;
(ii) settled any such Matter, or consented to the entry of judgment in respect of such Matter, where such settlement or judgment resulted in an Excess Amount; or (iii) did not allow LM to participate in a substantial manner with such GE Entity in the defense of such Matter (substantially in the manner contemplated by Section 9.04(b)(ii)).

               Section 9.04.  Procedures for Third Party Claims.

               (a) Notice. The party or parties seeking indemnification under Section 9.02 or the GE Entities under Section 9.06 (the "Indemnified Parties") agree to give prompt notice to the parties against whom indemnity is sought (the "Indemnifying Parties") of the assertion of any third-party claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 9.02 or 9.06 (the "Third Party Claims"). The failure by any Indemnified Party so to notify the Indemnifying Parties shall not constitute a waiver of any Indemnified Party's claims to indemnification in the absence of material prejudice to the Indemnifying Parties. Any such notice shall be accompanied by a copy of any papers theretofore served on the Indemnified Party in connection with the applicable Third Party Claim.

               (b)  Defense and Settlement of Claims.

                  (i) Assumption of Defense by LM. Except as provided in Sections 9.04(b)(ii) and 9.04(b)(v), upon receipt of notice from any Indemnified Party with respect to any Third Party Claim as to which indemnity is available pursuant to Section 9.02(a) or as to which indemnity may be available to the GE Entities pursuant to Section 9.06(a), LM will, subject to the provisions of Sections 9.04(b)(ii), (iii), (iv), (vi) and
(vii), assume the defense and control of such Third Party Claim but shall allow the Indemnified Parties a reasonable opportunity to participate in the defense thereof with their own counsel and at their own expense. LM shall select counsel, contractors and consultants of recognized standing and competence after consultation with GE, shall take all steps necessary in the defense or settlement thereof, and shall at all times diligently and promptly pursue the resolution thereof. In conducting the defense thereof, LM shall at all times act as if all Damages or Product Damages, as the case may be, relating to such Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Damages or Product Damages, as the case may be, therefrom. GE shall, and shall cause each of its Affiliates, directors, officers, employees, and agents to, cooperate fully with LM in the defense of any Third Party Claim defended by LM.

                  (ii)  Assumption of Defense by GE.  Except as provided in
Section 9.04(b)(i) or 9.04(b)(v), upon receipt of notice from any Indemnified Party with respect to any Third Party Claim as to which indemnity is available pursuant to Section 9.02(c), GE will, subject to the provisions of Sections 9.04(b)(iii), (iv), (vi) and (vii), assume the defense and control of such Third Party Claim, but shall allow the Indemnified Parties a reasonable opportunity to participate in the defense thereof with their own counsel and at their own expense. Notwithstanding
Section 9.04(b)(i), GE may retain the defense and control of any Third Party Claim to the extent it relates to a Product Matter; provided that (A) the amount of potential Product Damages in respect of such claim is less than $5,000,000, and (B) GE, in good faith, expects that the resolution of the Product Matter to which such claim relates will not result in Product Damages in excess of $15,000,000; and provided further that GE shall allow LM a reasonable opportunity to participate in the defense thereof with its own counsel and at its own expense. GE shall select counsel, contractors and consultants of recognized standing and competence after consultation with LM, shall take all steps necessary in the defense or settlement thereof, and shall at all times act as if all Damages or Product Damages, as the case may be, relating to such Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Damages or Product Damages, as the case may be, therefrom. LM shall, and shall cause each of its Affiliates, directors, officers, employees, and agents to, cooperate fully with GE in the defense of any Third Party Claim defended by GE.

                  (iii) Continuing Notice of Certain Claims. Each Indemnifying Party conducting a defense pursuant to Section 9.04(b)(i) or 9.04(b)(ii) shall give prompt and continuing notice to the Indemnified Parties in respect of such Third Party Claim that the Indemnifying Party reasonably believes may: (A) result in the assertion of criminal liability on the part of the Indemnified Party or any of its Affiliates, directors, officers, employees or agents; (B) adversely affect the ability of the Indemnified Party to do business in any jurisdiction or with any customer; or (C) materially affect the reputation of the Indemnified Party or any of its Affiliates, directors, officers, employees or agents.

                  (iv)  Settlement of Claims.  Except as provided in
Section 9.04(b)(v), the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from any Third Party Claim, without the consent of any Indemnified Party; provided, that the Indemnifying Party shall (A) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (B) shall not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to such Indemnified Party or to the conduct of that party's business; and
(C) shall obtain, as a condition of any settlement or other resolution, a complete release of each Indemnified Party.

                  (v) Tax Claims. Sections 9.04(b)(i) through 9.04(b)(iv), 9.04(b)(vi) and 9.04(b)(vii) shall not be applicable to any Third Party Claim relating to income or franchise taxes. Each of LM and GE shall keep the other fully advised with respect to, and shall grant the other full rights of consultation in connection with, any such Third Party Claim and the defense or other handling of any audit, litigation or other proceeding involving the tax treatment of the Contemplated Transactions.

                  (vi) Shared Defense. Each party may elect to share the defense of a Third Party Claim the defense of which has been assumed or retained by the other party pursuant to Section 9.04(b)(i) or 9.04(b)(ii). In that event, the Indemnified Party will so notify the other party in writing. Thereafter, GE and LM shall participate on an equal basis in the defense, management and control of any such claim. LM and GE shall select mutually satisfactory counsel, contractors and consultants to conduct the defense or settlement thereof, and shall at all times diligently and promptly pursue the resolution thereof. LM and GE shall each be responsible for one-half of all Damages or Product Damages, as the case may be, incurred after the Indemnified Party has provided notice as specified herein, including costs of defense and investigation, with respect to such claim, provided, that (A) GE's Actual Net Expenditures and Economic Harm with respect to any Matter governed by this Section 9.04 shall in no event exceed $15,000,000, (B) GE's liability pursuant to Section 9.06(a) shall in no event exceed the amount set forth therein and (C) the election by GE to share in the defense of a Third Party Claim as to which indemnity is available pursuant to Section 9.06(a) shall not increase LM's liability under such Section 9.06(a). Notwithstanding the foregoing, GE shall manage all Remedial Actions conducted with respect to facilities which constitute Transferred Assets; provided, that LM and its Representatives shall have the right, consistent with GE's right to manage such Remedial Actions as aforesaid, to participate fully in all decisions regarding any Remedial Action, including reasonable access to sites where any Remedial Action is being conducted, reasonable access to all documents, data, reports or information regarding the Remedial Action, reasonable access to employees and consultants of GE with knowledge of relevant facts about the Remedial Action and the right to attend all meetings with any government agency or third party regarding the Remedial Action.

                  (vii) Dispute Resolution. If LM and GE are unable to agree with respect to a procedural matter arising under Section 9.04(b)(vi), LM and GE shall, within ten days after notice of disagreement given by either party, agree upon a third-party referee ("Third Party Referee"), who shall be an attorney and who shall have the authority to review and resolve the disputed matter. The parties shall present their differences in writing (each party simultaneously providing to the other a copy of all documents submitted) to the Third Party Referee and shall cause the Third Party Referee promptly to review any facts, law or arguments either LM or GE may present. The Third Party Referee shall be retained to resolve specific differences between the parties within the range of such differences. Either party may request that all oral arguments presented to the Third Party Referee by either party be in each other's presence. The decision of the Third Party Referee shall be final and binding unless both LM and GE agree otherwise. The parties shall share equally all costs and fees of the Third Party Referee.

               Section 9.05. Procedures for Direct Claims. In the event any Indemnified Party should have a claim for indemnity against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 9.05 in the absence of material prejudice to the Indemnifying Party. The Indemnifying Party shall use best efforts to notify the Indemnified Party within 30 calendar days following its receipt of such notice whether the Indemnifying Party disputes or accepts its liability to the Indemnified Party under this
Article 9; provided, that the failure by the Indemnifying Party to so notify the Indemnified Party shall not create any presumption that the Indemnifying Party has accepted its liability to the Indemnified Party under this Article 9. If the Indemnifying Party accepts its liability to the Indemnified Party under this Article 9, the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in accordance with Section 11.08.

               Section 9.06. Indemnification of GE Entities by LM for Certain Product Matters. (a) Effective as of the Closing, LM hereby indemnifies the GE Entities and their Affiliates and, to the extent actually indemnified by the GE Entities or any such Affiliate from time to time, each of their respective Representatives against and agree to hold them harmless on an after-Tax basis from any and all Product Damages arising out of or related in any way to a Product Matter (as defined below), but only if the event (other than the common root cause, including, by way of example, an accident involving a commercial aircraft while in service but not including design of a product incorporated in the aircraft) giving rise to such Product Matter occurs before the tenth anniversary of the Closing Date; provided, that LM shall not have any obligation to indemnify the GE Entities or their Affiliates with respect to any Product Matter unless the aggregate amount of Product Damages arising out of or related in any way to such Product Matter exceeds $15,000,000 (such amount exceeding $15,000,000, the "Product Matter Excess Amount") and in that event such obligation to indemnify with respect to such Product Matter shall equal 75% of the Product Matter Excess Amount. Product Damages shall not be increased as a result of (i) action by the Company after the Closing to amend, modify or waive any provision of a contract or agreement relating to a Product or (ii) any work performed after the Closing by the Company as a concession to a customer granted after the Closing. With respect to each such Product Matter, the GE Entities shall be obligated to pay (or cause to be paid) the first $15,000,000 of all Product Damages and 25% of the Product Matter Excess Amount.

               (b) For purposes of this Agreement a Product Matter shall consist of:

                  (i) Personal and Property Claims which arise out of a common root cause; or

                  (ii) Product Liability Claims which arise out of a common root cause;

provided, that if a particular common root cause gives rise to liabilities or claims under both clauses (i) and (ii) above, all such liabilities or claims arising out of such common root cause shall be deemed to constitute a single Product Matter for purposes of determining whether Product Damages exceed $15,000,000.

               (c) GE shall provide written notice (a "Product Matter Indemnity Notice") to LM promptly after any GE Entity becomes aware of any Product Matter, together with GE's good faith assessment of whether the Product Matter will likely result in more than $15,000,000 in Product Damages. In the event that either the GE Entities or LM becomes aware of any third party claim, or the commencement of any suit, action or proceeding, in respect of a Product Matter, GE or LM, as the case may be, shall promptly notify the other party of such claim, which shall be treated as a Third Party Claim for purposes of Section 9.04(a).

           (d) Any party seeking reimbursement of Product Damages from the other party in accordance with Section 9.06(a) shall notify the other party specifying the amount so claimed, together with evidence reasonably satisfactory to the notified party that the notifying party has actually incurred such Product Damages and is entitled to payment in accordance with the allocation of Product Damages set forth in Section 9.06(a). Promptly after receipt of such notice and evidence, the notified party shall pay any amount due in cash or by wire transfer of immediately available funds to such account of the notifying party as the notifying party shall specify in a written notice.

           (e) If, as a result of the investigation permitted pursuant to clause (iv) of the first sentence of Section 5.02, GE shall have concluded prior to the Closing in its good faith reasonable judgment that liabilities (which would be Assumed Liabilities) exist or are reasonably likely to arise in the future with respect to materials, workmanship or design for any product manufactured, assembled, sold, distributed, overhauled, repaired or retrofitted by the Thrust Reverser Business (other than CF6 Products and Nacelle Major Components), which liabilities could reasonably be expected to have a material adverse effect on the Thrust Reverser Business and which may result in Product Damages, then GE shall so notify LM in writing, specifying in reasonable detail the basis therefor, and such product (and any associated spare parts) shall be included in the definition of "Products" for purposes of this Section 9.06 and Section 7.06 of the Contribution Agreement.


                                ARTICLE 10
                                Termination

               Section 10.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

               (a) by mutual written agreement of GE and LM;

               (b) by either GE or LM if the Closing shall not have been consummated by December 31, 1997 (the "End Date"); provided, that neither GE nor LM may terminate this Agreement pursuant to this Section 10.01(b) if the Closing shall not have been consummated by the End Date by reason of the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement or, in the case of LM, the Contribution Agreement; provided, further, that either GE or LM shall be entitled to terminate this Agreement prior to the End Date, if such party shall reasonably conclude that any condition to such party's obligations hereunder (as set forth in Section 8.01 with respect to LM and GE, Section
8.02 with respect to GE, and Section 8.03 with respect to LM) cannot reasonably be expected to be satisfied prior to the End Date; and provided, further, that as a condition to the right of a party to elect to terminate this Agreement pursuant to the immediately preceding proviso, the party shall first provide ten Business Days prior notice to the other party specifying in reasonable detail the nature of the condition that such party has concluded will not be satisfied, and the other party shall be entitled during such ten Business Day period to take any actions it may elect consistent with the terms of the Transaction Documents such that such condition could be reasonably expected to be satisfied prior to the expiration of such time period; and

               (c) by either GE or LM if there shall be any law or regulation that makes consummation of the Contemplated Transactions illegal or otherwise prohibited or if consummation of the Contemplated Transactions would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; provided, that the party desiring to terminate this Agreement pursuant to this Section 10.01(c) shall give notice of such termination to the other parties.

               Section 10.02. Effect of Termination. (a) If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party (or any Affiliate, shareholder or Representative of such party) to any other party to any Transaction Document, provided, that if the Contemplated Transactions fail to close as a result of a breach of any Transaction Document by GE or LM, such party shall be fully liable for any and all Damages incurred or suffered by any other party as a result of all such breaches (determined without regard to Section 9.02) in an amount not to exceed 5.0% of the total fair market value of the consideration that would have been transferred to such party (or, if greater, by such party) pursuant to this Agreement if the Closing had occurred as contemplated. The provisions of Sections 6.01, 7.03, 10.02, 11.01, 11.03, 11.04, 11.05 and 11.08 shall survive any termination of this Agreement pursuant to Section 10.01.

               (b) For the purposes of the provisions of Section 10.02(a), the parties agree that LM shall be deemed not to have breached any of the representations and warranties of LM set forth in Exhibit I of this Agreement or Exhibit II of the Contribution Agreement unless, on the date of this Agreement one or more of the following individuals: Marcus C. Bennett, John E. Montague, Arnold Chiet, Stuart Goldstein, Marian S. Block, Stephen M. Piper and Frank H. Menaker, Jr., had actual knowledge, or would have known after due inquiry, that such representation and warranty was untrue in any material respect, provided, that the knowledge qualifier shall not apply to (A) (i) Section I.01; (ii) Section I.02(a); (iii) Section I.02(b); (iv) clauses (i) and (ii) of the first sentence of Section I.04; (v) the first sentence of Section I.05(a); (vi) the first sentence of Section I.05(b); and (vii) Section I.13 of the Exchange Agreement or (B) (i) Section II.01; (ii) Section II.02; (iii) clauses (i) and (ii) of the first sentence of Section II.04; (iv) the first sentence of Section II.05; and (v) Section II.14 of the Contribution Agreement.

               (c) For the purposes of the provisions of Section 10.02(a), the parties agree that GE shall be deemed not to have breached any of the representations and warranties of GE set forth in Exhibit II, unless, on the date of this Agreement one or more of the following individuals:
Dennis D. Dammerman, Alberto F. Cerruti, John M. Samuels, Robert A. Stevenson, Jerry Wald, Mark Nordstrom, Pamela Daley, and Cecilia Absher, had actual knowledge, or would have known after due inquiry, that such representation and warranty was untrue in any material respect, provided, that the knowledge qualifier shall not apply to (i) Section II.01; (ii)
Section II.02; (iii) clauses (i) and (ii) of the first sentence of Section II.04; (iv) Section II.05; and (v) Section II.07.

               Section 10.03. Force Majeure. If, as a result of force majeure, a party to this Agreement is unable to complete the performance of any covenant or other obligation under this Agreement within the time prescribed therefor, then such party (the "frustrated party") will give prompt written notice of such inability to perform (together with a reasonably detailed explanation of the reasons therefor) to the other party to this Agreement. On receipt of such notice, such other party may, at its election, either (a) terminate this Agreement, or (b) accept such incomplete or delayed performance of such covenant or other obligation as the frustrated party, through its best efforts, may be able to achieve. In neither case, however, will the frustrated party be in breach of this Agreement or otherwise liable for Damages due to its inability to complete the performance of such covenant or other obligation as the result of force majeure. For purposes hereof, "force majeure" means an act of God or other facts and circumstances which, notwithstanding the best efforts of a party to this Agreement, the party has been unable to control.

               Section 10.04. Opportunity to Provide Reasonable Cure. (a) A party will be treated as having failed to perform any covenant or other obligation under this Agreement only if (i) there is an event that (without regard to this Section 10.04 but taking into account Section 10.03) would be a failure by such party to perform such a covenant or other obligation;
(ii) the other party notifies such party promptly after determining that such event has occurred (or such party is not materially prejudiced by the failure of the other party to so notify such party); and (iii) such party fails to offer to cure such event in a manner that substantially preserves the benefits of the Exchange to such other party or, having offered to cure such event and having such offer accepted by such other party, such party fails to cure such event in a way that substantially preserves the benefits of the Exchange to such other party.

               (b) To the extent that any representation or warranty of any party shall have been untrue as of the date of this Agreement such that the condition set forth in Section 8.02(a) or 8.03(a) would not be satisfied, such party will not be treated as having been in breach of such representation or warranty if such party has, as of the Closing, cured such inaccuracy (including, without limitation, by the payment of money) such that (i) the condition in Section 8.02(a) or 8.03(a), as the case may be, is satisfied and (ii) the cure has been made in a way that substantially preserves the benefits of the Exchange to the other party or parties.


                                ARTICLE 11
                               Miscellaneous

               Section 11.01. Notices. All notices, requests and other communications to any party under any Transaction Document shall be in writing (including telecopy or similar writing) and shall be given, if to LM or, prior to the Closing, the Company:

                       Lockheed Martin Corporation
                       6801 Rockledge Drive
                       Bethesda, Maryland 20817
                       Attention: General Counsel
                       Telecopy: 301-897-6587

               with a copy to:

                       Dewey Ballantine LLP
                       1301 Avenue of the Americas
                       New York, New York 10019
                       Attention: William J. Phillips
                       Telecopy: 212-259-6333

               if to any GE Entity or, after the Closing, the Company:

                       c/o General Electric Company
                       3135 Easton Turnpike
                       Fairfield, Connecticut 06431
                       Attention: Senior Counsel for Transactions
                       Telecopy: 203-373-3008

               with a copy to:

                       Davis Polk & Wardwell
                       450 Lexington Avenue
                       New York, New York 10017
                       Attention: David L. Caplan
                       Telecopy: 212-450-4800

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section.

               Section 11.02. Amendments; No Waivers. (a) Any provision of any Transaction Document may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party to such Transaction Document, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, any amendment to the Contribution Agreement or any waiver by the Company of any term or condition of the Contribution Agreement shall, in either case, require the prior written consent of GE.

               (b) No failure or delay by any party in exercising any right, power or privilege under any Transaction Document shall operate as a waiver of such right, power or privilege nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided under the Transaction Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

               Section 11.03. Expenses. Except as otherwise provided in any Transaction Document, all costs and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, LM and the Company shall equally bear all costs and expenses of the Company incurred prior to the Closing in connection with the Contemplated Transactions.

               Section 11.04. Successors and Assigns. The provisions of the Transaction Documents shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under any Transaction Document without the consent of each other party, except that any GE Entity may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates (other than the Company after the Closing), its rights under this Agreement or under any other Transaction Document, but no such transfer or assignment will relieve any GE Entity of its obligations under this Agreement or under any other Transaction Document. No GE Entity may transfer any shares of LM Preferred Stock or LM Common Stock from and after the date of this Agreement until the earlier of (i) the consummation of the Exchange or (ii) the termination of this Agreement in accordance with
Section 10.01; provided, that, for purposes hereof, the conversion of shares of LM Preferred Stock into shares of LM Common Stock in accordance with Section 6.05 shall not constitute a "transfer".

               Section 11.05. Governing Law. Each Transaction Document shall be governed by and construed in accordance with the law of the State of New York (without regard to the conflicts of law rules of such state).

               Section 11.06. Counterparts; Effectiveness. Each Transaction Document may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. Each Transaction Document shall become effective when each party to such Transaction Document shall have received a counterpart of such Transaction Document signed by the other parties to such Transaction Document.

               Section 11.07. Entire Agreement. The Transaction Documents (and any other agreements contemplated thereby) and the Confidentiality Agreement (but only to the extent not otherwise limited by this Agreement) constitute the entire agreement among the parties with respect to the subject matter of such documents and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of such documents. No representation, inducement, promise, understanding, condition or warranty not set forth in any Transaction Document has been made or relied upon by any party to such Transaction Document. No Transaction Document or any provision thereof is intended to confer upon any Person other than the parties thereto any rights or remedies thereunder.

               Section 11.08. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with any of the Transaction Documents or the Contemplated Transactions may be brought against either party in the United States District Court for the Southern District of New York or any state court sitting in the City of New York, Borough of Manhattan, and each party hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of New York. Without limiting the foregoing, each party agrees that service of process upon such party at the address referred to in Section 11.01, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

               Section 11.09. Captions. The captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation of the provisions of this Agreement.


               IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.

                         GENERAL ELECTRIC COMPANY


                         By: /s/Dennis D. Dammerman
                             -----------------------------------
                             Name: Dennis D. Dammerman
                             Title: Senior Vice President --
                                      Finance


                         GE INVESTMENTS, INC.


                         By: /s/Pamela Daley
                             -----------------------------------
                             Name: Pamela Daley
                             Title:  Attorney-in-Fact


                         GE GOVERNMENT SERVICES, INC.


                         By: /s/Pamela Daley
                             -----------------------------------
                             Name: Pamela Daley
                             Title: Attorney-in-Fact


                         CLIENT BUSINESS SERVICES, INC.


                         By: /s/Pamela Daley
                             -----------------------------------
                             Name: Pamela Daley
                             Title: Attorney-in-Fact


                         LOCKHEED MARTIN CORPORATION


                         By: /s/John E. Montague
                             -----------------------------------
                             Name: John E. Montague
                             Title: Vice President, Financial Strategies


                         LMT SUB INC.


                         By: /s/Stephen M. Piper
                             -----------------------------------
                             Name: Stephen M. Piper
                             Title:  Vice President


                                                          EXHIBIT I

                   Representations and Warranties of LM

               LM hereby represents and warrants to each of the GE Entities as of the date of this Agreement and as of the Closing Date that:

               I.01. Corporate Existence and Power. Each of LM, the Company and each Transferor Subsidiary is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate or other similar powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on the Businesses as now conducted, except where the failure to have such licenses, authorizations, consents and approvals has not had, and may not reasonably be expected to have, a Material Adverse Effect on the Company or the Businesses. Each of LM, the Company and each Transferor Subsidiary is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary to carry on the Businesses as now conducted, except where the failure to be so qualified has not had, and may not reasonably be expected to have, a Material Adverse Effect on the Company or the Businesses.

               I.02. Corporate Authorization. (a) Except as otherwise disclosed to GE prior to the date of this Agreement, the execution, delivery and performance by LM, the Company and each Transferor Subsidiary of the Transaction Documents to which it is a party and the consummation of the Contemplated Transactions are within its corporate or other similar powers and have been (or in the case of Transferor Subsidiaries, by the Closing, will be) duly authorized by all necessary corporate action on the part of LM, the Company and such Transferor Subsidiary. Each Transaction Document to which LM, the Company or any Transferor Subsidiary is a party constitutes a legal, valid and binding agreement of LM, the Company or such Transferor Subsidiary, enforceable against LM, the Company or such Transferor Subsidiary, as the case may be, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law). There is no vote or other approval of any stockholders of LM required to permit consummation of the Contemplated Transactions.

               (b)  GE and its Affiliates are exempt from the provisions of
Section 3-602 of the Maryland General Corporation Law. LM's Board of Directors has not taken any action, or resolved to take any action, to alter or repeal the resolution of LM's Board of Directors exempting any business combination with GE or LM or any of their Affiliates from the provisions of Section 3-602 of the Maryland General Corporation Law. The execution, delivery and performance by LM, the Company and each Transferor Subsidiary of the Transaction Documents to which it is a party and the consummation of the Contemplated Transactions are exempt under or not subject to, the provisions of a "business combination", "control share acquisition" or similar statute or regulation enacted under Maryland law, or any provision of LM's charter and bylaws, that purports to limit or restriction transactions between a corporation and a shareholder that would otherwise be applicable to the Contemplated Transactions.

               I.03. Governmental Authorization. (a) Except as set forth in Section I.03 of the Exchange Disclosure Schedule, the execution, delivery and performance by LM, the Company and each Transferor Subsidiary of the Transaction Documents to which it is a party and the consummation of the Contemplated Transactions require no action by or in respect of, or consent or approval of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable foreign antitrust regulatory approvals,
(iii) compliance with any applicable requirements of the Securities Exchange Act; (iv) compliance with any applicable requirements of any relevant state environmental laws; (v) any necessary approvals of the U.S. Government, including, without limitation, the Department of Defense, the United States Air Force or any agencies, departments or instrumentalities thereof; and (vi) any actions, consents, approvals or filings otherwise expressly referred to in this Agreement.

               (b) To LM's knowledge, there are no facts relating to the identity or the circumstances of LM or any of its Affiliates that would prevent or materially delay obtaining any of the consents referred to above in Section I.03(a), it being understood that LM has been, and currently is, involved in a number of disputes with the U.S. Government.

               I.04.  Noncontravention.  Except as set forth in Section
I.04 of the Exchange Disclosure Schedule, the execution, delivery and performance by LM, the Company and each Transferor Subsidiary of the Transaction Documents to which it is a party and the consummation of the Contemplated Transactions do not and will not (vii) violate the certificate of incorporation or bylaws or other organizational documents of LM, the Company or such Transferor Subsidiary, (viii) assuming compliance with the matters referred to in Exhibit I.03, violate any Applicable Law, (ix) assuming the obtaining of all Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of LM, the Company, such Transferor Subsidiaries or any Access Graphics Foreign Subsidiary or to a loss of any benefit relating primarily to the Businesses to which LM, the Company, such Transferor Subsidiary or any Access Graphics Foreign Subsidiary is entitled under, any provision of any agreement, contract or other instrument binding upon LM, the Company, such Transferor Subsidiary or any Access Graphics Foreign Subsidiary and relating primarily to the Businesses or by which any of the Transferred Assets is or may be bound or any license, franchise, permit or similar authorization held by LM, the Company, such Transferor Subsidiary or any Access Graphics Foreign Subsidiary relating primarily to the Businesses or (x) result in the creation or imposition of any Lien on any Transferred Asset, other than Permitted Liens, except for such violation referred to in clause (ii), default, termination, cancellation, acceleration or loss referred to in clause (iii) or creation or imposition of any Lien on any Transferred Asset referred to in clause (iv), that could not reasonably be expected to have a Material Adverse Effect on the Company or the Businesses.

               I.05. Ownership of Company Common Stock, Company Preferred Stock and the Equity Securities. (a) Upon consummation of the Contemplated Transactions, each GE Entity shall be the record and beneficial owner of the Company Common Stock and Company Preferred Stock, as the case may be, as set forth opposite such GE Entity's name on Section
2.02 of the Exchange Disclosure Schedule, free and clear of all Liens, preemptive or similar rights or any other limitation or restriction (including any restriction on the right to vote, transfer, sell or otherwise dispose of such Company Common Stock or Company Preferred Stock, as the case may be, other than limitations on offers and sales under federal and state securities laws). Such Company Common Stock and Company Preferred Stock in the aggregate represent all of the issued and outstanding capital stock of the Company.

               (b) LM is the beneficial and record owner of the Equity Securities and, except as set forth in Section I.05 of the Exchange Disclosure Schedule, LM owns such securities free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, transfer, sell or otherwise dispose of such securities, other than limitations on offers and sales under foreign, federal and state securities laws). Upon consummation of the Contemplated Transactions, the Company shall be the owner of the Equity Securities and all of the issued and outstanding capital stock of each of the Access Graphics Foreign Subsidiaries, in each case, free and clear of all Liens, preemptive or similar rights or any other limitation or restriction (other than limitations on offers and sales under foreign, federal and state securities laws). LM has registration rights under the Warrant Acceleration and Registration Rights Agreement with respect to the Equity Securities.

               (c) Except as set forth in Section I.05 of the Exchange Disclosure Schedule, LM represents as follows: (i) as of the date this Agreement, LM beneficially owns 5,022,380 shares of the outstanding Globalstar common stock and neither LM nor any of its Affiliates beneficially own (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) any other securities of Globalstar;
(ii) neither LM nor any of its Affiliates is a party to any agreement or other understanding, written or oral, direct or indirect, with Globalstar, any of its directors, officers or employees or any other stockholder of Globalstar, which provides for the election of directors, the voting of shares of Globalstar's common stock or with respect to any aspect of the business, management or policies of Globalstar; (iii) no officer, director or Affiliate of LM or any of its Affiliates is currently serving or has the right to serve as a director or officer of Globalstar; (iv) neither LM nor any of its Affiliates has an active role in the formation of the operating policies, day-to-day operations, management or long-term strategic planning of Globalstar; (vi) other than the Warrant and Registration Rights Agreement, the Fee Agreement dated as of April 19, 1996 by and among Globalstar L.P., Globalstar, Loral Corporation, DASA Globalstar Limited Partner, Inc, Qualcomm Limited Partner, Inc. and Space Systems/Loral, Inc., the Guarantee dated as of April 23, 1996 for the benefit of the lenders under Globalstar's credit facility, and the Restructuring, Financing and Distribution Agreement dated as of January 7, 1996 among LM and certain subsidiaries of Loral Corporation, neither LM nor any of its Affiliates has any agreement or other understanding, written or oral, direct or indirect, with Globalstar, any of its directors, officers or employees or any other stockholder of Globalstar's common stock with respect to LM's investment in Globalstar.

               I.06. Consents. Section I.06 of the Exchange Disclosure Schedule sets forth each material agreement, contract or other instrument binding upon LM, any Transferor Subsidiary or any Access Graphics Foreign Subsidiary or any Permit requiring a consent or other action by any Person as a result of the execution, delivery and performance of the Transaction Documents and the consummation of the Contemplated Transactions (the "Required Consents"), except for such consents or actions as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Businesses if not received or taken by the Closing.

               I.07. Financial Statements. The unaudited pro forma balance sheets as of June 29, 1997, in the case of the Thrust Reverser Business, and June 30, 1997, in the case of the Access Graphics Business (each such date for the relevant Business, the "Balance Sheet Date") for each of the Thrust Reverser Business (the "Thrust Reverser Balance Sheet") and the Access Graphics Business (the "Access Graphics Balance Sheet" and, together with the Thrust Reverser Balance Sheet, the "Balance Sheets"), and the related statements of income for the six months then ended present fairly, in all material respects, in conformity with the Transaction Accounting Principles, the financial position of the Transferred Assets and Assumed Liabilities of each of the Thrust Reverser Business and the Access Graphics Business, as the case may be, as of the date thereof and their respective results of operation for the period then ended (subject to normal year-end adjustments). True and correct copies of the Balance Sheets are set forth in Attachment A to this Agreement.

               I.08. Absence of Certain Changes. Since the Balance Sheet Date and except as set forth in Section I.08 of the Exchange Disclosure Schedule, the Businesses and the business of the Company have been conducted in all material respects in the ordinary course consistent with past practices and there has not been:

               (a) any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on the Company or the Businesses, other than those resulting from changes, whether actual or prospective, in general conditions applicable to the industries in which the Businesses are involved or general economic conditions;

               (b) (i) any incurrence, assumption or guarantee by the Company or any of the Access Graphics Foreign Subsidiaries of any Indebtedness for Borrowed Money or (ii) any incurrence, assumption or guarantee by LM or any of the Transferor Subsidiaries, in either case that is an Assumed Liability and that is material to the Businesses taken as a whole, other than in the ordinary course of business;

               (c) any damage, destruction or other casualty loss affecting the Company, the Businesses or any Transferred Asset that has had a Material Adverse Effect on the Company or the Businesses;

               (d) any transaction or commitment made, or any Contract entered into, by LM, the Company, any Transferor Subsidiary or any Access Graphics Foreign Subsidiary relating primarily to the Businesses or any Transferred Asset by LM, the Company, any Transferor Subsidiary or any Access Graphics Foreign Subsidiary (including the acquisition or disposition of any assets) or any relinquishment by LM, the Company, any Transferor Subsidiary or any Access Graphics Foreign Subsidiary of any contract or other right relating primarily to the Company or the Businesses, in either case, material to the Company or the Businesses taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and the Contemplated Transactions; or

               (e) except as permitted under Section 5.05, any distribution of any assets of any Business (by dividend, intercompany or intracompany loan or otherwise, other than by intercompany or intracompany loan that is consistent with past cash management practices) to LM or any Affiliate of LM (other than in the ordinary course consistent with past practices for payments to or allocated to LM or any Affiliate of LM relating to (i) materials or services used in the Businesses, (ii) costs advanced to or on behalf of the Businesses or (iii) allocations of corporate overhead costs).

               I.09. No Undisclosed Material Liabilities. There are no liabilities of the Company or the Businesses that constitute Assumed Liabilities or liabilities of any Access Graphics Foreign Subsidiary, in each case, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

               (a) liabilities disclosed or provided for in the Balance
Sheets;

               (b) liabilities (i) disclosed in Section I.09 of the Exchange Disclosure Schedule, (ii) related to any Contract disclosed in the Contribution Disclosure Schedule or (iii) related to any Employee Plan or Benefit Arrangement disclosed in Section IV.02 of the Contribution Disclosure Schedule;

               (c)  Environmental Liabilities;

               (d) liabilities incurred in the ordinary course of business since the Balance Sheet Date consistent with past practices and not in violation of this Agreement or the Contribution Agreement which in the aggregate have not had, and may not reasonably be expected to have, a Material Adverse Effect on the Company or the Businesses; and

               (e) liabilities other than those referred to in the foregoing clauses (a)-(d) that have not had, and may not reasonably be expected to have, a Material Adverse Effect on the Company or the Businesses.

               I.10. Litigation; Contract-Related Matters. (a) Except as set forth in Section I.10 of the Exchange Disclosure Schedule or referred to in the Balance Sheets, there is no action, suit, investigation or proceeding (except for actions, suits or proceedings referred to in Section I.10(b)) pending against, or to the best of the knowledge of LM, threatened against or affecting the Company, the Businesses or any Transferred Asset before any Governmental Authority as to which there is a substantial likelihood of a determination or resolution adverse to the Company, the Businesses or any Transferred Asset and which, if so adversely determined or resolved, may reasonably be expected to have a Material Adverse Effect on the Company or the Businesses or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Contemplated Transactions.

               (b) Except as set forth in Section I.10 of the Exchange Disclosure Schedule, there is no action, suit, investigation or proceeding relating to any Government Contract or Bid, or relating to any proposed suspension or debarment of LM, the Company or any Transferor Subsidiary or any of their employees pending against, or to the best of the knowledge of LM, threatened against or affecting the Company, the Businesses or any Transferred Asset before any Governmental Authority as to which there is a substantial likelihood of a determination or resolution adverse to the Company, the Businesses or any Transferred Asset and which, if so adversely determined or resolved, may reasonably be expected to have a Material Adverse Effect on the Company or the Businesses.

               I.11.  Compliance with Laws.  Except as set forth in Section
I.11 of the Exchange Disclosure Schedule, except for violations or infringements of Environmental Laws or Applicable Laws, orders, writs, injunctions or decrees relating to Contracts or Bids, and except for violations or infringements as have not had, and may not reasonably be expected to have, a Material Adverse Effect on the Company or the Businesses, the operation of the Company and the Businesses and condition of the Transferred Assets have not violated or infringed, and do not violate or infringe, in any material respect any material Applicable Law or any order, writ, injunction or decree of any Governmental Authority.

               I.12. Certain Information. Each of the 1998 operating plan data relating the Thrust Reverser Business and the Access Graphics Business, true and correct copies of which have been delivered to GE prior to the date of this Agreement, has been prepared in the ordinary course of business and represents the reasonable belief of the general managers and officers of the Businesses as to the prospects of the Businesses during the periods covered by such data and the general managers and officers of the Businesses are not aware of any facts or circumstances that would cause such Persons to believe that any factual statements included in such data are inaccurate in any material respect.

               I.13. Finders' Fees. Other than Goldman, Sachs & Co. and Bear, Stearns & Co. Inc., whose fees will be paid by LM, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of LM, the Company or the Transferor Subsidiaries who might be entitled to any fee or commission from the Company in connection with the Contemplated Transactions.

               I.14. Tax Information. To the best of the knowledge of LM after due inquiry, the Officers' Certificates and all other supporting documentation provided by LM to Cahill Gordon & Reindel in connection with the tax opinion described in Section 8.02(d)(i) are true, accurate and complete. Solely for purposes of this Section I.14, "to the best of the knowledge of LM" means to the best of the knowledge of the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, any other officer of LM having a comparable level of decision-making responsibility, the Vice President and General Tax Counsel, and the Director of Tax Planning and International Taxes of LM.


                                                          EXHIBIT II

                   Representations and Warranties of GE

               GE, on behalf of itself and the other GE Entities, represents and warrants to LM as of the date of this Agreement and as of the Closing Date that:

               II.01. Corporate Existence and Power. Each GE Entity is a corporation duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate or other similar powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except where the failure to have such licenses, authorizations, consents and approvals has not had, and may not reasonably be expected to have, a Material Adverse Effect on GE or the GE Entities. Each GE Entity is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary to carry on its business as now conducted, except for those jurisdictions where failure to be so qualified has not had, and may not reasonably be expected to have, a Material Adverse Effect on GE or the GE Entities.

               II.02. Corporate Authorization. The execution, delivery and performance by each GE Entity of the Transaction Documents to which it is a party and the consummation of the Contemplated Transactions are within the corporate powers of such GE Entity and have been duly authorized by all necessary corporate action on the part of such GE Entity. Each Transaction Document to which each GE Entity is a party constitutes a legal, valid and binding agreement of such GE Entity, enforceable against such GE Entity in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law).

               II.03. Governmental Authorization. The execution, delivery and performance by each GE Entity of the Transaction Documents to which it is a party and the consummation of the Contemplated Transactions require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) compliance with any applicable requirements of the HSR Act; and (ii) compliance with any applicable foreign antitrust regulatory approvals.

               II.04. Noncontravention. The execution, delivery and performance by each GE Entity of the Transaction Documents to which it is a party and the consummation of the Contemplated Transactions do not and will not (i) violate the certificate of incorporation or bylaws of such GE Entity or (ii) assuming compliance with the matters referred to in Exhibit II.03, violate any Applicable Law, (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of any GE Entity or to a loss of any benefit to which such GE Entity is entitled under any provision of any agreement, contract or other instrument binding upon any GE Entity or any license, franchise, permit or other similar authorization held by any GE Entity, except in the case of clauses (ii) and (iii), for any such violation, default, termination, cancellation, acceleration or loss that would not materially delay or prevent the consummation of the Contemplated Transactions.

               II.05. Ownership of LM Preferred Stock. As of the date hereof, each of the GE Entities is the beneficial owner of the number of shares of LM Preferred Stock set forth opposite its name in Section 2.02 of the Exchange Disclosure Schedule. Upon consummation of the Contemplated Transactions, LM shall be the record and beneficial owner of 20,000,000 shares of LM Preferred Stock (or the number of shares of LM Common Stock into which such LM Preferred Stock is convertible, or a combination thereof), free and clear of all Liens, preemptive or similar rights or any other limitation or restriction (including any restriction on the right to vote, transfer, sell or otherwise dispose of such LM Preferred Stock), other than limitations on offers and sales under federal and state securities laws and LM's charter.

               II.06. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of GE, threatened against or affecting, any GE Entity before any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay consummation of the Contemplated Transactions.

               II.07. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any GE Entity who might be entitled to any fee or commission in connection with the Contemplated Transactions.

               II.08. Tax Information. To the best of the knowledge of GE after due inquiry, the Officer's Certificate and all other supporting documentation provided by GE to King & Spalding in connection with the tax opinion described in Section 8.03(b)(i) are true, accurate and complete. Solely for purposes of this Section II.08, "to the best of the knowledge of GE" means to the best of the knowledge of the Chairman of the Board of Directors and the Chief Executive Officer, the Chief Financial Officer, any other officer having a comparable level of decision-making responsibility, and the Vice President and Senior Counsel, Taxes, of GE and the Consultant
- Federal Taxes in GE's Corporate Taxes organization.

               II.09. Company Common and Preferred Stock. For purposes of compliance with applicable federal and state securities laws, each of the GE Entities represents that it is transferring the LM Preferred Stock or LM Common Stock, as the case may be, in exchange for the Company Common Stock and Company Preferred Stock, as the case may be, for purposes of investment only and not with a view to distribution or transfer of such Company Common Stock or Company Preferred Stock, as the case may be, nor with any present intention of distributing any such Common Stock or Preferred Stock. Each of the GE Entities has the capacity to protect its own interest in connection with the exchange of the Company Common Stock or Company Preferred Stock, as the case may be, for its portion of the LM Preferred Stock or LM Common Stock, as the case may be, as contemplated by this Agreement.

               II.10. Inspection. Each of the GE Entities is an informed and sophisticated participant in the transactions contemplated by the Transaction Documents. The GE Entities have undertaken an investigation and have been provided with, have evaluated and have relied upon certain documents and information to assist them in making an informed and intelligent decision with respect to the execution of the Transaction Documents. The GE Entities acknowledge that LM has made no representation or warranty as to the prospects, financial or otherwise of the Businesses, except as expressly set forth herein. The GE Entities shall accept the Company Common Stock and the Company Preferred Stock based upon the GE Entities' inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations and warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to LM except as expressly set forth in the Transaction Documents. In connection with the Contemplated Transactions, GE has acted on behalf of the other GE Entities and makes the representations set forth in this Section II.10 on behalf of itself and the other GE Entities.